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Proxy Statement Pursuant to Section 14(a) of

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BANCORP RHODE ISLAND, INC.

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(Name of Registrant as Specified in its Charter)

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Bancorp Rhode Island, Inc. issued the following press release on May 8, 2008.

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

PROXY GOVERNANCE JOINS GLASS LEWIS IN RECOMMENDING THAT BANCORP RHODE ISLAND SHAREHOLDERS VOTE FOR ALL THE BOARD’S DIRECTOR NOMINEES AT UPCOMING ANNUAL MEETING

BancorpRI Urges Shareholders To Vote the WHITE Proxy Card Today

PROVIDENCE, R.I., May 8, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that PROXY Governance, Inc., a leading independent proxy advisory firm, recommends that BancorpRI shareholders vote FOR all the company’s director nominees at BancorpRI’s May 21, 2008, Annual Meeting of Shareholders.

PROXY Governance is the second leading independent proxy voting and corporate governance advisory firm to recommend in favor of BancorpRI’s director nominees. On May 6, 2008, BancorpRI announced that Glass Lewis & Co. also recommended that BancorpRI shareholders vote FOR all the Board’s director nominees. The analyses and recommendations of PROXY Governance and Glass Lewis are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

“We are pleased that PROXY Governance has joined Glass Lewis in recommending that BancorpRI shareholders vote FOR all the Board’s director nominees,” said Bancorp Rhode Island, Inc.’s Chairman Malcolm G. Chace. “We continue to believe that our nominees are the right choice for BancorpRI and our shareholders. Following our recent first quarter results, we look forward to continuing our momentum and delivering long-term value to all BancorpRI shareholders.”

In its report dated May 8, 2008, PROXY Governance noted the following*:

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“The company’s recent performance has begun to demonstrate the credibility of its strategic plan and appears to be reversing the dips in performance metrics which were driven by the investments in that plan.”

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“The company’s explanation – that financial metrics were temporarily dampened by investment required to grow the strong franchise it had established – appears to be borne out by year-over-year improvement on those same metrics, without radical cost cuts or other retrenchments of the company’s strategy.”

•	“...we can observe that it has proven sufficiently credible to the company’s target market to produce a ten-year cumulative shareholder return of 275% through the close of fiscal 2007.”

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* Permission to use quotations was neither sought nor obtained.

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“As strong performance on fundamentals – deposit growth, reducing non-interest expenses, cross-selling of services and diversification and growth of revenues – continues to drive improvement in key financial metrics like ROE, ROA, and efficiency ratio, it becomes more difficult to credit the remaining dissident charge: that improvement is not coming quickly enough, and the company should consider strategic alternatives.”

With regard to PL Capital, the dissident shareholder that is attempting to win seats on the BancorpRI Board, PROXY Governance has recommended that BancorpRI shareholders DO NOT VOTE for PL Capital’s candidates. The Board of BancorpRI continues to believe that PL Capital’s candidates, if elected, would advocate only for PL Capital’s self-serving interests, including an immediate sale of BancorpRI, and lack the objectivity to adequately represent the interests of all shareholders.

Bank Rhode Island, a wholly owned subsidiary of Bancorp Rhode Island, Inc., is a full-service, FDIC-insured financial institution headquartered in Providence, Rhode Island. The bank operates 16 branches throughout Providence, Kent and Washington Counties.

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2008 annual meeting of shareholders with the Securities and Exchange Commission on April 3, 2008. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC 888-742-1305 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2008.